Hamilton & Associates Law Group, P.A.

Attorneys   Counselors   Consultants

101 Plaza Real S, Suite 202N Boca Raton, Fl 33432

www.Securitieslawyer101.com

email: bhamilton@securitieslawyer101.com

Telephone:  561-416-8956               Facsimile:  561-416-2855

August 7, 2015

Vodka Brands Corp.

510 Roslyn Place

Pittsburgh PA 15232

Re: Registration Statement on Form S-1

Gentlemen:

Hamilton & Associates Law Group, P. A. (the “Law Firm”) has acted as counsel to Vodka Brands Corp.  (the “Company”), a Pennsylvania corporation, in the preparation of the Registration Statement on Form S-1 (the “Registration Statement”), originally filed by the Company with the Securities and Exchange Commission on July 1, 2015, as amended, covering 561,333  shares of the Company’s Common Stock held by the selling shareholders (the “Common Shares”) identified in the Registration Statement.

In so acting, this Law Firm has examined and relied upon such records, documents and other instruments as in this Law Firm’s judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to the Law Firm as originals, and the conformity to original documents of all documents submitted to the Law Firm as certified or photostatic copies. This opinion is based upon the laws of the state of Pennsylvania.

Based on the foregoing, this Law firm is of the opinion that:

1.The Common Shares are duly and validly issued, fully paid and  non-assessable.

2.The issuance of the Common Shares has been duly authorized.

The Law Firm hereby consents to the use of this opinion in the Prospectus discussion of the opinion in and to being named in the “Expert” section of the Registration Statement. The Law Firm also consents to the reproduction of the opinion as Exhibit 5 to the Registration Statement filed with the Commission.

Very truly yours,

Hamilton & Associates Law Group, P.A.

By:	/s/ Brenda Lee Hamilton
Brenda Hamilton, Esquire
Principal of Hamilton & Associates Law Group, P.A. For the Firm